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                                                                    EXHIBIT 11.1

                                VERSATILITY INC.
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    STATEMENT REGARDING COMPUTATION OF PRO FORMA NET INCOME (LOSS) PER SHARE

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                                                                    YEAR ENDED       SIX MONTHS ENDED
                                                                  APRIL 30, 1996     OCTOBER 31, 1996
                                                                  --------------     ----------------
Net Income (Loss)...............................................    $  656,870          $  418,171
                                                                    ----------          ----------
Shares Outstanding..............................................     4,000,000           4,000,000
Add:
     Shares issuable upon conversion of Series A Redeemable
       Convertible Preferred Stock..............................       992,061             992,061
     Shares issuable from the assumed exercise of options as
       determined by the application of the treasury stock
       method...................................................       611,144             611,144
                                                                    ----------          ----------
                                                                     5,603,205           5,603,205
                                                                    ==========          ==========
Pro Forma Net Income (Loss) Per Common Share....................    $      .12          $      .07
                                                                    ==========          ==========
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     The above computations include all common equivalent shares issued within the 12 months preceding the filing date as if they were outstanding for all periods presented (using the treasury stock method and the anticipated public offering price).